SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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XOMA LTD

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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XOMA LTD.

2910 Seventh Street

Berkeley, California 94710

(510) 204-7200

April 9, 2004

To Our Shareholders:

You are cordially invited to attend the annual general meeting of shareholders of XOMA Ltd. on May 19, 2004 at 9:00 a.m. local time, which will be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California.

Details of business to be conducted at the annual general meeting are provided in the enclosed Notice of Annual General Meeting of Shareholders and Proxy Statement. Also enclosed for your information is a copy of our Annual Report to Shareholders for 2003. Some of our shareholders will be accessing these materials and appointing a proxy through the Internet and may not be receiving a paper proxy card by mail.

We hope that you will attend the annual general meeting. In any event, please promptly sign, date and return the enclosed proxy in the accompanying reply envelope or appoint a proxy by telephone or through the Internet.

Sincerely yours,

John L. Castello

Chairman of the Board,

President and Chief Executive Officer

Enclosures

XOMA LTD.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD AT 9:00 A.M. ON MAY 19, 2004

To the Shareholders of XOMA Ltd.:

Notice is hereby given that the annual general meeting of shareholders of XOMA Ltd. (the “Company”) will be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on May 19, 2004, at 9:00 a.m. local time, for the following purposes:

1.	To elect directors;

2.	To appoint Ernst & Young LLP to act as the Company’s independent auditors for the 2004 fiscal year and authorize the Board to agree to such auditors’ fee;

3.	To receive the Company’s audited financial statements for the 2003 fiscal year;

4.	To approve amendments to the Company’s 1992 Directors Plan to (i) increase the aggregate number of shares issuable over the term of the plan by 300,000 to 600,000, (ii) increase the number of shares for which options will be granted to newly-elected non-employee directors by 5,000 to 20,000, (iii) increase the number of shares for which options will be granted annually to re-elected non-employee directors by 2,500 to 10,000, (iv) remove the limitation on the total number of options to be received by each director, and (v) advance the timing of initial grants to new non-employee directors and the time at which the initial grants will become exercisable, as described herein;

5.	To approve amendments to the Company’s Management Incentive Compensation Plan to (i) change the mix of cash and common shares used to pay all awards to 50% cash and 50% common shares, rather than, at the election of the recipient, up to 75% cash and 25% common shares or 75% common shares and 25% cash, (ii) advance the timing of payment of awards to a one-time award soon after the end of the relevant fiscal year, rather than three payments over three years, (iii) add the Company’s senior directors as a category of participants, and (iv) make certain other minor changes, as described herein;

6.	To approve the adoption of the Company’s CEO Incentive Compensation Plan; and

7.	To consider and transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on April 1, 2004, as the record date for the determination of shareholders entitled to notice of, and to vote at, this meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Christopher J. Margolin

Secretary

April 9, 2004

Berkeley, California

YOUR VOTE IS IMPORTANT

You are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, please promptly mark, sign and date the enclosed proxy and mail it in the accompanying postage pre-paid envelope or appoint a proxy by telephone or through the Internet.

XOMA LTD.

PROXY STATEMENT

TO THE SHAREHOLDERS:

The enclosed proxy is solicited on behalf of the Board of Directors of XOMA Ltd., a company organized under the laws of Bermuda (“XOMA” or the “Company”), for use at the annual general meeting of shareholders to be held at The Park Hyatt San Francisco, 333 Battery Street, San Francisco, California, on May 19, 2004, at 9:00 a.m. local time, or any adjournment or postponement thereof, at which shareholders of record holding Common Shares on April 1, 2004, will be entitled to vote. On April 1, 2004, the Company had issued and outstanding 84,313,795 common shares, par value US$.0005 per share (“Common Shares”). Holders of Common Shares are entitled to one vote for each share held.

All registered shareholders can appoint a proxy by paper proxy or by telephone by following the instructions included with their proxy card. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on voting their Common Shares. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm participating in the ADP Investor Communication Services online program may appoint a proxy electronically through the Internet. Instruction forms will be provided to shareholders whose bank or brokerage firm is participating in ADP’s program. Signing and returning the proxy card or submitting the proxy by telephone or through the Internet does not affect the right to vote in person at the annual general meeting.

In the case of registered shareholders, a proxy may be revoked at any time prior to its exercise by (a) giving written notice of such revocation to the Secretary of the Company at the Company’s principal office, 2910 Seventh Street, Berkeley, California 94710, (b) appearing and voting in person at the annual general meeting, (c) properly completing and executing a later-dated proxy and delivering it to the Company at or before the annual general meeting or (d) retransmitting a subsequent proxy by telephone before the annual general meeting. Presence without voting at the annual general meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken. Shareholders whose Common Shares are registered in the name of a bank or brokerage firm should follow the instructions provided by their bank or brokerage firm on revoking their previously appointed proxies. Abstentions and broker non-votes are each included in the number of Common Shares present and voting for purposes of establishing a quorum but are not counted in tabulations of the votes cast on proposals presented to shareholders.

The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy card, and any additional material furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names Common Shares that are beneficially owned by others to forward to such beneficial owners. The solicitation of proxies may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company for no additional compensation. We have also engaged Georgeson Shareholder Communications Inc. to assist in such solicitation at an estimated fee of $7,500 plus disbursements. Shareholders appointing a proxy through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The Company intends to mail this proxy statement and make it available on the Internet on or about April 9, 2004.

SHARE OWNERSHIP

The following table sets forth certain information regarding all shareholders known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding Common Shares and regarding each director, each executive officer and all directors and current executive officers as a group, together with the approximate percentages of outstanding Common Shares owned by each of them. Unless otherwise indicated, amounts are as of April 1, 2004 and each of the shareholders has sole voting and investment power with respect to the Common Shares beneficially owned, subject to community property laws where applicable.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned	Percentage of Common Shares Beneficially Owned
Citigroup Global Markets Holdings Inc.(1)	5,187,020	6.2%
James G. Andress(2)	56,000	*
William K. Bowes, Jr.(3)	78,069	*
John L. Castello(4)	1,028,786	1.2
Peter B. Davis(5)	355,196	*
Clarence L. Dellio(6)	365,804	*
Arthur Kornberg, M.D.(7)	58,000	*
Christopher J. Margolin(8)	297,479	*
Steven C. Mendell(9)	88,000	*
Patrick J. Scannon, M.D., Ph.D.(10)	505,398	*
W. Denman Van Ness(11)	81,931	*
Patrick J. Zenner(12)	22,500	*
All executive officers and directors as a group (11 persons)(13)	2,937,163	3.5%

*	Indicates less than 1%.
(1)	As reported by Citigroup Global Markets Holdings Inc. on Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. Amount is as of December 31, 2003.
(2)	Represents 56,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(3)	Includes 48,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(4)	Includes 13,751 Common Shares held by The John L. and Katherine C. Castello Trust, of which Mr. Castello is a trustee. Includes 955,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 12,229 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(5)	Includes 99,696 Common Shares held by The Davis Family Trust, of which Mr. Davis is a trustee. Includes 255,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 10,250 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(6)	Includes 258,833 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 12,912 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(7)	Includes 48,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(8)	Includes 215,292 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 12,448 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(9)	Includes 48,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 631 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan and are now held in a rollover IRA account.

(10)	Includes 418,125 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date. Does not include 12,912 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.
(11)	Includes 49,481 Common Shares held by The Van Ness 1983 Revocable Trust, of which Mr. Van Ness is a trustee. Includes 32,000 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(12)	Represents 22,500 Common Shares issuable upon the exercise of options exercisable as of 60 days after the record date.
(13)	Includes 2,357,250 Common Shares issuable upon exercise of options exercisable as of 60 days after the record date. Does not include 61,382 Common Shares that have vested pursuant to the Company’s Deferred Savings Plan.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation of the named executive officers for the last three completed fiscal years of the Company:

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Securities Underlying Options (#)	All Other Compensation ($)(3)
John L. Castello	2003	$500,000	N/A	$12,080	100,000	$30,182
(Chairman of the Board, President	2002	$500,000	N/A	$8,789	50,000	$31,849
and Chief Executive Officer)	2001	$500,000	N/A	$2,696	75,000	$31,390

Clarence L. Dellio	2003	$305,000	$47,920	$13,461	40,000	$9,639
(Senior Vice President and Chief	2002	$285,833	$67,320	$13,638	55,000	$8,043
Operating Officer)	2001	$273,000	$63,495	$10,500	40,000	$7,293

Patrick J. Scannon, M.D., Ph.D.	2003	$340,000	$69,022	$2,615	30,000	$9,787
(Senior Vice President and Chief	2002	$340,000	$69,208	$3,865	25,000	$10,388
Scientific and Medical Officer)	2001	$340,000	$64,881	$0	25,000	$12,760

Peter B. Davis	2003	$270,000	$36,899	$0	40,000	$8,806
(Vice President, Finance and Chief	2002	$260,000	$58,746	$0	25,000	$7,806
Financial Officer)	2001	$250,000	$78,673	$0	25,000	$7,056

Christopher J. Margolin	2003	$270,000	$56,696	$12,384	50,000	$9,348
(Vice President, General Counsel	2002	$260,000	$54,675	$10,962	25,000	$7,806
and Secretary)	2001	$250,000	$54,349	$9,615	25,000	$7,056

(1)

Each amount in this column for 2003, 2002 and 2001 represents awards under the Company’s Management Incentive Compensation Plan in the following amounts: Mr. Dellio—$16,091 and 2,643 Common Shares in 2003 (relating to performance in 2002); $14,454 in 2002 and 862 Common Shares in each of 2003 and 2002 (relating to performance in 2001), $7,092 and 429 Common Shares in each of 2003 and 2002, and $14,173 and 859 Common Shares in 2001 (relating to performance in 2000); $14,111 in 2000 and 1,072 Common Shares in each of 2002 and 2001 (relating to performance in 1999); and $13,444 in 2001 (relating to performance in 1998); Dr. Scannon—$17,160 and 3,382 Common Shares in 2003 (relating to performance in 2002); $18,426 in each of 2003 and 2002 and 1,099 Common Shares in 2002 (relating to performance in 2001); $16,277 in each of 2003, 2002 and 2001 and 986 Common Shares in 2001 (relating to performance in 2000); $16,080 in each of 2002 and 2001 (relating to performance in 1999); and $16,246 in 2001 (relating to performance in 1998); Mr. Davis—$13,900 and 2,299 Common Shares in 2003 (relating to performance in 2002); $13,155 in 2002 and 737 Common Shares in each of 2003 and 2002 (relating to performance in 2001); $13,053 in 2001 and 742 Common Shares in each of 2003, 2002 and 2001 (relating to performance in 2000); 887 Common Shares in each of 2002 and 2001 (relating to performance in 1999); and 1,873 Common Shares in 2001 (relating to performance in 1998); Mr. Margolin—$14,160 and 2,449 Common Shares in 2003 (relating to performance in 2002); $13,972 in each of 2003 and 2002 and 822 Common Shares in 2002 (relating to performance in 2001); $14,403 in each of 2003, 2002 and 2001 and 872 Common Shares in 2001 (relating to performance in 2000); $12,328 in each of 2002 and 2001 (relating to performance in 1999); and $13,215 in 2001 (relating to performance in 1998).

(2)	Mr. Castello’s amounts in this column for 2003, 2002 and 2001 include financial services provided to Mr. Castello in the amount of $4,888, $3,113 and $1,582, respectively. Mr. Castello’s amounts in this column for 2003 and 2002 represent taxes paid by XOMA on Mr. Castello’s behalf in the amounts of $3,347 and $1,830, respectively. All of Dr. Scannon’s amount for 2003 and $2,615 of the amount for 2002, all of Mr. Dellio’s and Mr. Margolin’s amounts in this column for 2003, 2002 and 2001 and the balance of Mr. Castello’s amounts for 2003, 2002 and 2001 represent cash payments in lieu of earned vacation and/or personal holiday. Dr. Scannon’s amount for 2002 includes $1,250 for patent awards.
(3)	Amounts in this column for 2003, 2002 and 2001 include the Company’s Common Shares contributed to accounts under the Company’s Deferred Savings Plan, valued at fiscal year-end formula prices of $6.6392, $4.2885 and $9.07, respectively, per share, in the following amounts: Mr. Castello—1,054 Common Shares for 2003, 1,399 Common Shares for 2002 and 552 Common Shares for 2001; Mr. Dellio, Dr. Scannon, Mr. Davis and Mr. Margolin—1,054 Common Shares each for 2003, 1,399 Common Shares each for 2002 and 579 Common Shares each for 2001. Amounts for 2003, 2002 and 2001 also include group term life insurance premiums in the following amounts: Mr. Castello—$5,182 for 2003, $7,849 for 2002 and $8,382 for 2001; Mr. Dellio—$2,639 for 2003, $2,043 for 2002 and $2,043 for 2001; Dr. Scannon—$2,838 for 2003, $2,838 for 2002 and $1,518 for 2001; Mr. Davis—$1,806 for each of 2003, 2002 and 2001; Mr. Margolin—$2,348 for 2003 and $1,806 for each of 2002 and 2001. Mr. Castello’s amounts in this column include life insurance premiums paid in the amount of $18,000 for each of 2003, 2002 and 2001. Dr. Scannon’s amounts for 2003, 2002 and 2001 include $(51), $1,550 and $5,992, respectively, which represent the difference between (i) the amount of interest Dr. Scannon would have been required to pay in interest for each such year had the loan made to him by the Company pursuant to his employment agreement been made at the then-prevailing market rate and (ii) the amount of interest payable on the loan for each such year in accordance with its terms. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.”

The following table contains information concerning the grant of options under the Company’s option plans to the named executive officers as of the end of the last completed fiscal year of the Company. No share appreciation rights (“SARs”) were granted during the last fiscal year and none were held at the end of the fiscal year.

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants
	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees In Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Potential Realized Value of Assumed Annual Rates of Share Price Appreciation For Option Term (1)
Name					0% ($)	5% ($)	10% ($)
John L. Castello	100,000	7.7%	$3.33	02/26/13	0	$209,422	$530,716
Clarence L. Dellio	30,000	2.3%	$3.33	02/26/13	0	$62,827	$159,215
	10,000	0.8%	$3.92	04/10/13	0	$24,653	$62,475
Patrick J. Scannon, M.D., Ph.D.	30,000	2.3%	$3.33	02/26/13	0	$62,827	$159,215
Peter B. Davis	30,000	2.3%	$3.33	02/26/13	0	$62,827	$159,215
	10,000	0.8%	$3.92	04/10/13	0	$24,653	$62,475
Christopher J. Margolin	40,000	3.1%	$3.33	02/26/13	0	$83,769	$212,286
	10,000	0.8%	$3.92	04/10/13	0	$24,653	$62,475

(1)	The amounts set forth in the three columns represent hypothetical gains that might be achieved by the optionees if the respective options are exercised at the end of their ten-year option terms. These gains are based on assumed rates of share price appreciation of 0%, 5% and 10% compounded annually from the dates the respective options were granted. Options granted with exercise prices equal to the market price of the underlying Common Shares on the date of grant will have no value unless the Company’s share price increases above the exercise prices as a result of actions by the executives that improve the Company’s performance and/or other factors affecting such price.

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the last completed fiscal year of the Company and unexercised options held as of the end of the fiscal year. No SARs were exercised during the last fiscal year and none were held at the end of the fiscal year.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End		Value of Unexercised In-the- Money Options at FY-End ($)(1)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
John L. Castello	0	$0	907,499	177,501	$2,760,561	$332,064
Clarence L. Dellio	0	$0	253,719	96,083	$416,372	$154,747
Patrick J. Scannon, M.D., Ph.D.	105,000	$417,915	401,501	63,499	$1,143,088	$101,138
Peter B. Davis	0	$0	235,167	74,833	$435,955	$128,445
Christopher J. Margolin	0	$0	264,750	90,250	$511,231	$168,119

(1)	The amounts listed in the two columns are based on the closing price per share of $6.60 on December 31, 2003, as reported on The Nasdaq Stock Market, less the applicable option exercise prices.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

The Company has entered into an employment agreement with Mr. Castello, dated as of April 29, 1992, that provides for his employment as President and Chief Executive Officer at a salary of $500,000 per year. Under this agreement, Mr. Castello also receives all standard Company employee benefits and supplemental life insurance for the amount that an annual premium of $18,000 provides. The agreement also provides for a grant of options for 500,000 Common Shares under the Company’s 1981 Share Option Plan (the “Option Plan”), which was made in 1992.

Mr. Castello’s employment may be terminated, with or without cause, at the will of either party. If terminated by the Company for any reason other than due cause or by Mr. Castello for good reason, Mr. Castello must be paid his then current base salary and benefits for one year. If terminated for due cause, he is entitled to no further compensation. Good reason includes, in the context of a change of control, the assignment to Mr. Castello of duties inconsistent with his prior duties; his removal from, or failure to re-elect him to, any position he held immediately prior to the change in control; any termination by the Company within three years of the change of control other than for due cause or upon disability or death; a good faith determination by Mr. Castello that changes in circumstances resulting from the change in control leave him substantially unable to perform his duties, after notice; the failure of the Company’s successor or the transferee of its assets or business to assume its obligations under the agreement; or, a significant relocation of the Company’s executive offices. Good reason also includes any reduction in base pay or benefits or any breach of the agreement by the Company.

The Company has entered into an employment agreement with Dr. Scannon, dated as of March 26, 2004, that provides for his employment as Senior Vice President and Chief Scientific and Medical Officer at a salary of $340,000 per year. Under this agreement, Dr. Scannon is entitled to participate in any benefit plan for which key executives of the Company are eligible, including the Management Incentive Compensation Plan established effective July 1, 1993 (as amended, the “MICP”). A loan to Dr. Scannon bearing interest at 6% per annum and secured by a pledge of certain of the Company’s Common Shares, was scheduled to mature on March 26, 2003 and was paid in full by Dr. Scannon on March 21, 2003. The loan was originally made to Dr. Scannon in 1993 and had been extended for nine additional years. A total of $425,683 in principal and interest payments have been received by the Company under this loan. Upon termination of his employment for any reason other than cause, or upon resignation, Dr. Scannon must be paid his then current base salary and benefits for one year.

The Company has entered into an employment agreement with Mr. Davis dated as of April 1, 1994 that provides for his employment as Chief Financial Officer at an initial salary of $200,000 per year. Under this agreement, Mr. Davis received a one-time transition allowance in the amount of $35,000 and is entitled to participate in any benefit plan for which executives of the Company are eligible. In addition, the agreement provides for an initial grant of options for 60,000 Common Shares under the Option Plan, which was made in 1994, as well as participation in the MICP. Mr. Davis’ employment agreement provides no additional compensation in the event of a change of control but provides a minimum severance amount equal to six months of base salary at the time of termination.

Compensation Committee Report on Executive Compensation

The Company’s compensation program for officers (including the named executive officers) is administered by the Compensation Committee of the Board of Directors (the “Committee”), which is composed of two independent directors. Following review and approval by the Committee, all issues pertaining to officer compensation are submitted to the full Board of Directors for approval. The primary objectives of the Company’s compensation program are to enable the Company to attract, motivate and retain outstanding individuals and align their success with that of the Company’s shareholders through the creation of shareholder value and achievement of strategic corporate objectives.

The level of compensation paid to an officer is determined on the basis of the individual’s overall experience, responsibility, performance and compensation level in his or her prior position (for newly hired officers), the individual’s overall performance and compensation level at the Company during the prior year (for current employees), the compensation levels of similarly situated individuals in the pharmaceutical and biotechnology industries (including, but not limited to, the biotechnology companies included in the AMEX Biotechnology Index) and other labor markets in which the Company competes for employees, the performance of the Company’s Common Shares during the prior fiscal year and such other factors as may be appropriately considered by the Board of Directors, by the Committee and by management in making its initial proposals to the Committee.

Mr. Castello’s compensation for 2003 was determined after considering the general factors described above and the terms of his existing employment contract. In 1992, the Committee approved, and recommended that the Board approve, the terms of Mr. Castello’s employment contract, as more fully described under “Employment Contracts and Termination of Employment and Change-in-Control Arrangements,” because it felt that the terms thereof were necessary in order to attract a candidate of Mr. Castello’s experience and reputation in the pharmaceutical industry, which in turn was deemed necessary in order to enable the Company to advance toward its long-range goal of becoming a pharmaceutical company with commercially viable products. Mr. Castello has not received a salary increase or any bonus or other incentive compensation since his employment contract was executed in 1992. Based on this and a recently completed third party survey, the Committee advised the Board that Mr. Castello’s compensation is below standard for chief executive officers of companies that are similarly situated to the Company. The Committee believes that it is not appropriate, however, to include Mr. Castello in the Management Incentive Compensation Plan as he has an active role in administering that plan. Accordingly, the Committee has recommended and the Board has adopted, subject to shareholder approval, the CEO Incentive Compensation Plan (the “CICP”) in order to make Mr. Castello’s compensation more commensurate with that of his peers. In addition, the Committee believes that the CICP may be integral to a succession plan for Mr. Castello. See “Item 6—Approval of Adoption of CEO Incentive Compensation Plan.”

The principal methods for long-term incentive compensation are the Option Plan and Restricted Share Plan (the “Restricted Plan”), and compensation thereunder principally takes the form of incentive and non-qualified option grants. These grants are designed to promote the convergence of long-term interests between the Company’s key employees and its shareholders; specifically, the value of options granted will increase or decrease with the value of the Company’s Common Shares. In this manner, key individuals are rewarded commensurately with increases in shareholder value. These grants also typically include a 4-year vesting period to encourage continued employment. The size of a particular option grant is determined based on the individual’s position with and contribution to the Company. For grants during 2003, the number of options granted were determined based on the numbers of options granted to such individuals in the previous fiscal year, the aggregate number of options held by each such individual, the number of options granted to similarly situated individuals in the pharmaceutical and biotechnology industries, the price of the Company’s Common Shares relative to other companies in such industries and the resulting relative value of such options; no specific measures of corporate performance were considered.

Certain employees are also compensated through the MICP, in which management employees (other than the Chief Executive Officer), as well as certain additional discretionary participants chosen by the Chief Executive Officer, are eligible to participate. Under the MICP, at the beginning of each fiscal year, the Board of Directors (with advice from the Committee) establishes a target incentive compensation pool, which is then adjusted at year-end to reflect the Company’s performance in achieving its corporate objectives.

After each fiscal year, the Board of Directors and the Committee make a determination as to the performance of the Company and MICP participants in meeting corporate objectives and individual objectives, which are determined from time to time by the Board of Directors in its sole discretion and which included for 2003: a target level of cash at year end; generation of current income; progress toward collaborations, potential partnerships or financing arrangements; and various objectives tied to development of the Company’s product lines. Awards to MICP participants vary depending upon the level of achievement of corporate objectives, the size of the incentive compensation pool and the MICP participants’ base salaries and performance during the fiscal year as well as their expected ongoing contribution to the Company. The Company must meet a minimum percentage of its corporate objectives (currently 70%) before any awards are made under the MICP.

Currently, awards under the MICP vest over a three-year period with 50% of each award payable during the first quarter of the following fiscal year, and 25% payable on each of the next two annual distribution dates, so long as the participant remains an employee of the Company. The 50% on the first distribution date is payable half in cash and half in Common Shares. The balance on the next two annual distribution dates is payable, at the election of the participant, all in cash, all in Common Shares or half in cash and half in Common Shares or, for elections not made in a timely manner, all in Common Shares. The Board of Directors has adopted, subject to shareholder approval, amendments to the MICP to (i) change the mix of cash and common shares used to pay all future awards to 50% cash and 50% common shares, rather than, at the election of the recipient, up to 75% cash and 25% common shares or 75% common shares and 25% cash and (ii) advance the timing of payment of awards to a one-time award soon after the end of the relevant fiscal year, rather than three payments over three years. See “Item 5—Amendments to Management Incentive Compensation Plan.” All share issuances under the MICP are made pursuant to the Restricted Plan.

For 2003, the Committee and the Board of Directors determined that management had met a percentage of the corporate objectives summarized above in excess of the 70% minimum required by the MICP in order to make awards thereunder. For 2003, 73 individuals were determined to be eligible to participate in the MICP, including all of the executive officers named in the “Summary Compensation Table” above other than Mr. Castello.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), generally limits the deductible amount of annual compensation paid to certain individual executive officers (i.e., the chief executive officer and the four other most highly compensated executive officers of the Company) to no more than $1 million. However, qualifying performance-based compensation will be excluded from the $1 million cap on deductibility, and the Committee believes, based on information currently available, that the Company’s options issued to its executive officers qualify for this exclusion. Considering the current structure of executive officer compensation and the availability of deferral opportunities, the Committee believes that the Company will not be denied any significant tax deduction for 2004. The Committee will continue to review tax consequences as well as other relevant considerations in connection with compensation decisions.

W. Denman Van Ness

William K. Bowes, Jr.

PERFORMANCE GRAPH

Comparison of Five Year Cumulative Total Return Among XOMA,

Nasdaq Composite Index and AMEX Biotechnology Index

As of December 31,	XOMA Ltd.	Nasdaq Composite Index	AMEX Biotechnology Index
1998	100.00	100.00	100.00
1999	94.0	185.6	211.6
2000	305.6	112.7	342.9
2001	308.8	89.0	313.8
2002	132.6	60.9	182.8
2003	206.9	91.4	264.9

The comparison assumes $100 invested on December 31, 1998 in the Company’s Common Shares, the Nasdaq Composite Index, and the AMEX Biotechnology Index. Total return assumes reinvestment of dividends although the Company has never paid cash dividends. Returns for the Company are not necessarily indicative of future performance.

ITEM 1—ELECTION OF DIRECTORS

The Company’s directors are elected annually to serve until the next annual general meeting of shareholders and until their successors are elected, or until their death, resignation or removal. The nominees for the Board of Directors are set forth below. Unless otherwise instructed, the proxy holders will vote all proxies received by them in the accompanying form for the nominees for directors listed below. In the event any nominee should become unavailable for election due to an unexpected occurrence, the proxies will be voted for any such substitute nominee as may be designated by the present Board of Directors to fill the vacancy. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any of the nominees listed below will be unable to serve. The eight candidates receiving the highest number of affirmative votes of the Common Shares entitled to vote at the annual general meeting will be elected as directors of the Company.

NOMINEES TO BOARD OF DIRECTORS

Name	Title	Age
John L. Castello	Chairman of the Board, President and Chief Executive Officer	67
Patrick J. Scannon, M.D., Ph.D.	Senior Vice President, Chief Scientific and Medical Officer and Director	56
James G. Andress	Director	65
William K. Bowes, Jr.	Director	77
Arthur Kornberg, M.D.	Director	86
Steven C. Mendell	Director	62
W. Denman Van Ness	Director	61
Patrick J. Zenner	Director	57

Mr. Castello became Chairman of the Board, President and Chief Executive Officer in March of 1993. From April of 1992 to March of 1993, Mr. Castello was President, Chief Executive Officer and a director. Mr. Castello was President and Chief Operating Officer of the Ares Serono Group from 1988 to 1991 and prior to that was President of the Serono Diagnostics Division from 1986 to 1988. Ares Serono is known in the United States for fertility drugs, and it is also the manufacturer of a bioengineered human growth hormone which is marketed primarily outside of the United States. Mr. Castello previously held senior management positions at Amersham International PLC and Abbott Laboratories. Mr. Castello is also a director of Cholestech Corporation, which is engaged in the business of developing products for the diagnostic measurement of cholesterol and other blood components.

Dr. Scannon is one of the founders of the Company and has served as a director since its formation. Dr. Scannon became Chief Scientific and Medical Officer in March of 1993. He served as President of the Company from its formation until April of 1992 and as Vice Chairman, Scientific and Medical Affairs from April of 1992 to March of 1993. From 1998 until 2001, Dr. Scannon served as a director of NanoLogics, Inc., a software company. From 1979 until 1981, Dr. Scannon was a clinical research scientist at the Letterman Army Institute of Research in San Francisco. A Board-certified internist, Dr. Scannon holds a Ph.D. in organic chemistry from the University of California, Berkeley, and an M.D. from the Medical College of Georgia.

Mr. Andress has been a director since November of 1995 and is a former Chairman of the Pharmaceuticals Group, Beecham Group, plc and Chairman, Healthcare Products and Services of SmithKline Beecham, plc and the former President and Chief Operating Officer of Sterling Drug, Inc. From 1996 to 2000, he served as Chairman and CEO of Warner Chilcott, plc, a specialty pharmaceuticals company. From 1989 to 1995, he served as CEO and director of Information Resources, Inc., a decision support software and consumer packaged goods research company. He currently serves as a director of Sepracor, Inc., a specialty pharmaceuticals company, Dade-Behring Corp., a medical diagnostic company and Allstate Insurance Company.

Mr. Bowes has been a director since February of 1986 and has been a General Partner of U.S. Venture Partners since 1981 and currently holds the position of Founding Partner. Mr. Bowes is also a director of one private company.

Dr. Kornberg has been a director since April of 1991. He is a distinguished author and researcher who was chairman and founder of the Department of Biochemistry at the Stanford University School of Medicine. Dr. Kornberg received the Nobel Prize in 1959 for his discovery of the enzymatic synthesis of DNA. His present research is on the genetics, biochemistry, physiology and clinical relevance of inorganic polyphosphate. He is the author of “DNA Replication,” one of the basic textbooks of biochemistry. Dr. Kornberg was a founder and is a member of the Boards of Scientific Advisors of DNAX, now a wholly owned subsidiary of Schering-Plough Corporation, and Regeneron Pharmaceuticals, Inc., a biotechnology company focused on neurobiology, and is a member of the Board of Scientific Advisors of Maxygen, Inc., a biotechnology company focused on molecular evolution technology.

Mr. Mendell has been a director of the Company since 1984. From April of 1992 to March of 1993, he was Chairman of the Board. Mr. Mendell was also Chief Executive Officer of the Company from 1986 until April of 1992. From April of 1993 to February of 1998, Mr. Mendell was President and Chief Executive Officer of Selective Genetics, Inc. (formerly Prizm Pharmaceuticals, Inc.), a private company engaged in the development of gene therapy products for tissue regeneration and repair. From February of 1998 to June of 1999, he was Chairman and President of Selective Genetics, Inc. Mr. Mendell is currently President and Chief Executive Officer of LMA North America Inc. and LMA International N.V., a leading medical device company focused on the marketing and sale of products for airway management and anesthesia. From November of 1997 to December of 1998, Mr. Mendell served as President and Chief Executive Officer of Ciblex Corporation. Ciblex is a private company engaged in the development of small molecules to block the release of disease-causing proteins.

Mr. Van Ness has been a director since October of 1981. He is Chairman of Hidden Hill Advisors, a venture capital consulting firm. From April of 1996 through October of 1999, he was a Managing Director of CIBC Capital Partners, an international merchant banking organization. From 1986 through March 31, 1996, Mr. Van Ness was a General Partner of Olympic Venture Partners II and Rainier Venture Partners, venture capital funds, and from 1977 until 1985, he was a General Partner of the venture capital group at Hambrecht & Quist, the manager of several venture capital funds.

Mr. Zenner has been a director since May of 2002. Mr. Zenner is a 31-year veteran of the pharmaceutical industry and spent his entire career at Hoffmann-La Roche. During his first 12 years, he held positions of increasing responsibility in sales, marketing, health care economics, public policy and governmental affairs. In 1982, he became Vice-President and General Manager of Roche Laboratories, and subsequently Director and Head of Global Pharma Marketing, Project Development and Regulation in Basel, Switzerland. In 1988, he became Senior Vice President, Pharmaceuticals Division and a member of the Board of Directors. From 1993 until his retirement in 2001, he served as President and CEO of Hoffman-La Roche, Inc., North America. Mr. Zenner currently serves on the Boards of Arqule, Inc., Curagen Corporation, Dendrite International, Inc., Exact Sciences Corporation, First Horizon Pharmaceutical Company, Geron Corporation, Praecis Pharmaceuticals, Inc., and West Pharmaceutical Services. He has also served as a member of the Board and the Executive Committee of both the Pharmaceutical Research and Manufacturers Association (PhRMA) and the Biotechnology Industry Organization (BIO).

Executive Officers

Mr. Castello and Dr. Scannon are executive officers of the Company. The remaining executive officers are listed below.

Clarence L. Dellio is Senior Vice President and Chief Operating Officer of the Company. Mr. Dellio joined the Company in 1984 as Vice President with responsibility for finance, manufacturing and administration. He became Senior Vice President, Operations in 1990 and Senior Vice President and Chief Operating Officer in October of 2002. Mr. Dellio was with Becton Dickinson & Company for 11 years prior to joining the Company, holding the positions of Vice President of Manufacturing, Director of Planning, and Division Controller of the BBL Microbiology Systems.

Peter B. Davis is Vice President, Finance and Chief Financial Officer of the Company. Before joining the Company in 1994, he was Vice President Financial Operations for the Ares-Serono Group. Previously, he was Chief Financial Officer of Akzo America Inc., where he was instrumental in structuring and negotiating acquisitions and joint ventures. He has also held executive financial positions with Stauffer Chemical Company and PepsiCo, Inc.

Christopher J. Margolin is Vice President, General Counsel and Secretary of the Company. Prior to joining the Company in 1991, Mr. Margolin was a corporate attorney holding several different executive legal positions for Raychem Corporation, an international high technology company, for 11 years. From 1975 to 1980, he was a division counsel for TRW Inc. and from 1972 to 1975, he was an associate at the law firm of McCutchen, Black, Verleger and Shea in Los Angeles.

BOARD MATTERS

Board Meetings and Compensation

During the fiscal year ended December 31, 2003, the Board of Directors held seven meetings. Each Board member attended at least 75% of the aggregate number of meetings of the Board and the committees of the Board on which he served that were held during the last fiscal year. Each of Dr. Kornberg and Messrs. Andress, Bowes, Mendell, Van Ness and Zenner is “independent” as defined in the listing standards of The Nasdaq Stock Market. Directors are encouraged to attend the Company’s annual general meetings of shareholders where practicable. All of the directors attended last year’s annual general meeting of shareholders.

Each non-employee director receives a quarterly retainer of $2,000, $1,500 for each meeting of the Board of Directors attended in person, $750 for each meeting of the Board of Directors attended telephonically, $500 for each committee meeting attended in person and $250 for each other telephonic meeting. Additionally, each non-employee director is granted options to purchase 15,000 Common Shares pursuant to the 1992 Directors Share Option Plan (the “Directors Plan”) upon initial election to the Board of Directors and is annually granted 7,500 Common Shares pursuant to the Directors Plan upon reelection to the Board of Directors, each at an exercise price per share equal to the closing market price of the Common Shares on the date of grant, which for 2003 was $5.70. The Board of Directors has adopted, subject to shareholder approval, an amendment to the Directors Plan to, among other things, increase the number of shares for which options will be granted to newly-elected non-employee directors by 5,000 to 20,000 and increase the number of shares for which options will be granted annually to re-elected non-employee directors by 2,500 to 10,000. See “Item 4—Amendments to Directors Plan.”

Directors who are employees of the Company are neither paid any fees or other remuneration nor awarded options or Common Shares of the Company for services as members of the Board of Directors or its committees.

The Board of Directors has standing compensation, nominating & governance and audit committees.

Compensation Committee

The compensation committee is responsible for recommending and reviewing the compensation, including options and perquisites, of the Company’s officers and other employees. This committee, currently consisting of Messrs. Van Ness and Bowes, held three meetings during 2003. The Board of Directors has adopted a written charter for the compensation committee, a copy of which is available on the Company’s website at www.xoma.com. See “Compensation Committee Report on Executive Compensation.”

Nominating & Governance Committee

The nominating & governance committee assists the Board of Directors by identifying individuals qualified to become Board members, recommends to the Board the director nominees for the next annual general meeting of shareholders, recommends to the Board the director nominees for each committee and develops, recommends to the Board and oversees the governance principles applicable to the Company. This committee, currently consisting of Messrs. Bowes, Mendell and Van Ness, held one meeting during 2003. Each member of the nominating & governance committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has adopted a written charter for the nominating & governance committee, a copy of which is available on the Company’s website at www. xoma.com.

The nominating & governance committee’s charter provides that the committee will, on behalf of the Board, review letters from shareholders regarding the Company’s annual general meeting and governance process. Beyond this, the committee has no formal policy regarding consideration of director candidates recommended by shareholders, in large part because the Company has never received from any of its shareholders a recommendation of a director nominee with reasonably adequate qualifications. The need for a more formal policy is currently under consideration by the committee. In the meantime, the committee will consider candidates recommended by shareholders, and a shareholder wishing to submit a recommendation should send a letter to the Secretary of the Company at 2910 Seventh Street Berkeley, California, 94710. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a shareholder and provide a complete listing of the candidate’s qualifications to serve on the Board, the candidate’s current principal occupation, most recent five-year employment history and current directorships and a statement that the proposed nominee has consented to the nomination, as well as contact information for both the candidate and the author of the letter. Shareholders may also nominate candidates who are not first recommended to the nominating & governance committee by following procedures set forth in our bye-laws.

To be considered by the nominating & governance committee, a director nominee must have experience as a board member or senior officer of a company in the healthcare or other industries, have a strong financial background, be a leading participant in another field relative to the Company’s business or have achieved national prominence in a relevant field as a faculty member, professional or government official. In addition to these minimum requirements, the committee seeks director candidates based on a number of qualifications, including their independence, knowledge, judgment, leadership skills, education, experience, financial literacy, standing in the community and ability to foster a diversity of backgrounds and views and complement the Board’s existing strengths.

The Board of Directors and the nominating & governance committee begin the process of identifying and evaluating director nominees by seeking recommendations from a wide variety of contacts, including current executive officers and directors and industry, academic and community leaders. The Board or the committee may retain a search firm to identify and screen candidates, conduct reference checks, prepare biographies for review by the committee and the Board and assist in setting up interviews. The committee and one or more of the Company’s other directors interview candidates, and the committee selects nominees that best suit the Company’s needs.

Audit Committee

The audit committee is primarily responsible for approving the services performed by the Company’s independent auditors and reviewing the Company’s accounting practices and systems of internal accounting controls. This committee, currently consisting of Mr. Mendell, Mr. Andress and Mr. Zenner, held seven meetings during 2003. Each member of the audit committee is “independent” as defined in the listing standards of The Nasdaq Stock Market. The Board of Directors has determined that each of Messrs. Andress, Mendell and Zenner is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the audit committee, a copy of which is available on the Company’s website at www.xoma.com.

In accordance with rules established by the Securities and Exchange Commission, the audit committee has prepared the following report for inclusion in this proxy statement:

As part of its ongoing activities, the audit committee has:

•	met with management periodically to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting, and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel;

•	regularly met privately with the independent auditors, who have unrestricted access to the committee;

•	recommended to the Board of Directors the appointment of the independent auditors and reviewed periodically their performance and independence from management;

•	reviewed the Company’s financing plans and reported recommendations to the full Board of Directors for approval and to authorize action;

•	reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2003;

•	discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•	received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with the independent auditors their independence.

Based on the review and discussions referred to above, the audit committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

Steven C. Mendell

James G. Andress

Patrick J. Zenner

ITEM 2—APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, on the recommendation of its audit committee, recommends the appointment of Ernst & Young LLP (“Ernst & Young”) to serve as the Company’s independent auditors for 2004. Ernst & Young has been acting as the Company’s independent auditors since fiscal year 1998.

Audit Fees.    The aggregate fees billed for each of the 2002 and 2003 fiscal years for professional services rendered by Ernst & Young for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Form 10-Q or services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements for those fiscal years were $274,000 and $392,000, respectively.

Audit-Related Fees.    The aggregate fees billed in each of the 2002 and 2003 fiscal years for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported in the immediately preceding paragraph were $24,500 and $35,000, respectively. The services comprising the fees disclosed under this category were related to Ernst & Young’s audit of the Company’s deferred savings plan, and, to a lesser extent, consultations related to the Company’s preparation of documentation in connection with the internal control over financial reporting requirements of the Sarbanes-Oxley Act.

Tax Fees.    The aggregate fees billed in each of the 2002 and 2003 fiscal years for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning were $45,000 and $39,000, respectively. The services comprising the fees disclosed under this category were preparation of the 2002 tax returns and tax consultations in 2002 and 2003.

All Other Fees.    There were no fees billed in each of the 2002 and 2003 fiscal years for products and services provided by Ernst & Young other than the services reported in the three immediately preceding paragraphs.

The audit committee considered whether the provision of the services covered in the four immediately preceding paragraphs of this section is compatible with maintaining Ernst & Young’s independence.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent accountants. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is generally subject to a specific budget. The committee may also pre-approve particular services on a case-by-case basis. In assessing requests for services by the independent accountants, the committee considers whether such services are consistent with the auditor’s independence, whether the independent accountants are likely to provide the most effective and efficient service based on their familiarity with the Company, and whether the service could enhance the Company’s ability to manage or control risk or improve audit quality. The committee has delegated pre-approval authority to its chairman, who must report any decisions to the committee at its next scheduled meeting.

The recommendation to appoint Ernst & Young and the authorization of the Board of Directors to agree to Ernst & Young’s fee are being submitted to the shareholders at the annual general meeting. If such appointment is not made, the Board of Directors will consider other auditors for appointment. The Board of Directors recommends a vote “FOR” the appointment of Ernst & Young as the Company’s independent auditors for the 2004 fiscal year and the authorization of the Board of Directors to agree to Ernst & Young’s fee.

A representative of Ernst & Young is expected to be present at the meeting with an opportunity, if desired, to make a statement and to respond to your questions.

ITEM 3—RECEIPT OF AUDITED FINANCIAL STATEMENTS

In accordance with Bermuda company law and practice, the Company’s audited financial statements for fiscal year 2003 will be laid before the annual general meeting. No shareholder action is required in connection therewith.

ITEM 4—AMENDMENTS TO DIRECTORS PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the 1992 Directors Share Option Plan (the “Directors Plan”) to (i) increase the aggregate number of shares issuable over the term of the plan by 300,000 to 600,000, (ii) increase the number of shares for which options will be granted to newly-elected non-employee directors by 5,000 to 20,000, (iii) increase the number of shares for which options will be granted annually to re-elected non-employee directors by 2,500 to 10,000, (iv) remove the limitation on the total number of options to be received by each director, and (v) advance the timing of initial grants to new non-employee directors and the time at which the initial grants will become exercisable, as described herein.

Based on a recently completed third party survey, the compensation committee advised the Board that the Board’s compensation is below standard for boards of directors of companies that are similarly situated to the Company. Accordingly, the compensation committee has recommended and the Board has adopted, subject to shareholder approval, these changes in order to make the compensation of the Company’s non-employee directors more commensurate with that of their peers.

The essential features of the Directors Plan are summarized below. This summary does not purport to be complete descriptions of the Directors Plan. Copies of actual plan documents (before giving effect to the proposed amendments) may be obtained by contacting the Secretary of the Company and have been filed with the Securities and Exchange Commission on a registration statement on Form S-8 dated and filed on August 28, 2003 (file no. 333-108306).

Description of Directors Plan

The Directors Plan was originally adopted by the Board of Directors on February 20, 1992 (the “Adoption Date”), approved by the shareholders at a meeting held April 29, 1992 and was amended and restated on December 31, 1998. Shares issuable over the term of the Directors Plan will be made available from authorized but unissued Common Shares. Should an option be terminated for any reason prior to exercise in full, the shares subject to the portion not so exercised will be available for subsequent grants under the Directors Plan. Only non-employee directors of the Company are eligible to receive options under the Directors Plan.

The Directors Plan is designed to operate automatically and not require administration; however, to the extent administration is necessary, the Directors Plan is administered by those members of the Board of Directors who are not eligible to participate in the Directors Plan (the “Directors Plan Administrators”). The Directors Plan Administrators have the authority to establish rules and regulations for the proper administration of the Directors Plan.

Prior to the adoption of the proposed amendments, the Directors Plan provided that each non-employee director as of the Adoption Date was granted a non-qualified option to purchase that number of Common Shares equal to 15,000 minus the number of Common Shares with respect to which options have been previously granted to such non-employee director. Prior to the adoption of the proposed amendments, the maximum number of Common Shares issuable over the term of the Directors Plan may not exceed 300,000 shares, and each person who becomes a non-employee director for the first time after the Adoption Date shall be granted an option, on the six-month anniversary of the date such person becomes a non-employee director, to purchase that number of

Common Shares equal to 15,000 minus the number of Common Shares with respect to which options have been previously granted to such non-employee director. The current amendments if approved will increase the maximum number of Common Shares issuable over the term of the Directors Plan by 300,000 shares to 600,000 shares, increase the number of shares for which options will be granted to newly-elected non-employee directors to 20,000 minus the number of shares with respect to which options have previously been granted and provide that initial grants made to newly-elected non-employee directors shall be made on the date such person becomes a non-employee director of the Company, rather than on the six-month anniversary of such date.

Prior to the adoption of the proposed amendments, on each date that the Company holds its annual general meeting of shareholders, each non-employee director then in office (other than those directors first elected at such meeting) will receive a grant of an option to purchase 7,500 shares. However, no director will receive options to purchase a total of more than 75,000 shares under the Directors Plan. The current amendments if approved will increase the number of shares for which options will be granted annually to 10,000 and remove the limitation on the total number of options to be received by each director under the Directors Plan.

The Directors Plan also provides that the options granted thereunder shall have maximum terms of 10 years. The options granted on the Adoption Date vested (and thereby became exercisable) in five equal annual installments, commencing on the Adoption Date. Prior to the adoption of the proposed amendments, options granted subsequently to non-employee directors upon their initial election to the Board of Directors vest in five equal annual installments, commencing on the first anniversary of the date of grant. The current amendments if approved will provide that initial grants made to newly-elected non-employee directors after the effective date of these amendments shall become exercisable in their entirety after the expiration of one year from the date of grant, rather than over five years. Annual option grants to non-employee directors vest on the date of grant. The option price will be immediately due upon exercise of the option and may be paid in cash or by check.

The price per share to be paid by a director at the time an option is exercised will be 100% of the fair market value of the Common Shares on the date of grant. For purposes of establishing the exercise price, the fair market value of the Common Shares on any relevant date will be the closing sale price per Common Share, as reported for such date through the National Market System of the Nasdaq Stock Market, Inc. If the Common Shares are subsequently listed or admitted to trading on any stock exchange, then the fair market value will be the closing sale price per share reported for such date by the principal exchange on which the Common Shares are traded.

The Directors Plan provides that options granted thereunder will be granted on terms generally permitting transfer to immediate family members of the optionee (or an entity comprised entirely of the optionee and such immediate family members).

The Board of Directors has full power and authority to amend or modify the Directors Plan; provided, however, that the Board of Directors may not, without further approval of the shareholders of the Company, increase the number of shares as to which options may be granted under the Directors Plan, materially increase the benefits accruing to participants under the Directors Plan, or materially modify the requirements as to eligibility under the Directors Plan. In addition, the Board of Directors may not amend the Directors Plan or any agreements thereunder more than once every six months, other than to comport with the Internal Revenue Code or the rules thereunder.

Termination of Director Status.    Should an optionee cease to be a non-employee director of the Company for any reason (including death or permanent disability), such optionee will not have more than a twelve (12) month period following the date of such cessation of status in which to exercise any outstanding options, but under no circumstance may any such option be exercised after the specified expiration date of the option term. Each such option will, during such limited period, be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of status, except as discussed below.

Acceleration of Options.    In the event of one or more of the following transactions (“Corporate Transaction”): (i) a merger, amalgamation or acquisition in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction of organization, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company, or (iii) any other business combination in which 50% or more of the Company’s outstanding voting shares are transferred to different holders in a single transaction or a series of related transactions, then all options granted under the Directors Plan at the time outstanding and not then otherwise fully exercisable will, immediately prior to the specified effective date for the Corporate Transaction, become fully exercisable for up to the total number of shares purchasable thereunder. However, in no event will any such acceleration occur if the terms of the Corporate Transaction require as a condition to consummation that each such outstanding option either be assumed by the successor corporation or be replaced with a comparable option to purchase shares of capital stock of the successor corporation. Upon the consummation of the Corporate Transaction, all outstanding options will, to the extent not previously exercised or assumed by the successor corporation, terminate and cease to be exercisable.

The acceleration of options in the event of a Corporate Transaction may be seen as an anti-takeover provision and may have the effect of discouraging a proposal for merger, amalgamation, a takeover attempt or other efforts to gain control of the Company.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the Directors Plan. This discussion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the Directors Plan.

In general: (i) no income is recognized by the optionee at the time a non-qualified share option is granted; (ii) upon exercise of the non-qualified share option, the optionee recognizes ordinary income in an amount equal to the difference between the exercise price and the fair market value of the shares on the date of exercise; and (iii) at disposition any increase or decrease in value of the shares after the date of exercise is treated as capital gain or loss. If the holding period for the shares is not more than one year, the gain or loss will be short-term capital gain or loss. Short-term capital gain is taxable at the same rates as ordinary income. If the holding period is more than one year, the gain or loss will be long-term capital gain or loss. In general, long-term capital gain is subject to lower maximum federal income tax rates than ordinary income.

Generally, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by the optionee at the date of exercise.

New Plan Benefits

If the proposed amendments to the Directors Plan had been in effect for the last completed fiscal year, eligible participants would have received the following benefits:

NEW PLAN BENEFITS

Directors Plan

Name and Position	Dollar Value ($)(1)	Number of Units(2)
Non-Executive Director Group (3)	$13,500	15,000 options

(1)	The amount listed in this column is based on the closing price per share of $6.60 on December 31, 2003, as reported on The Nasdaq Stock Market, less the applicable option exercise prices and represents the aggregate increase in value of the additional 2,500 options to be issued to each of the six non-executive directors at the annual general meeting if these amendments are approved.

(2)	The amount listed in this column represents the aggregate increase in option grants to the six non-executive directors if these amendments are approved.
(3)	The Company had six non-executive directors for the fiscal year 2003.

Because only non-employee directors of the Company are eligible to participate in the Directors Plan, the named executive officers and other employees of the Company have been omitted from the foregoing table.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to amend the Directors Plan to (i) increase the aggregate number of shares issuable over the term of the plan by 300,000 to 600,000, (ii) increase the number of shares for which options will be granted to newly-elected non-employee directors by 5,000 to 20,000, (iii) increase the number of shares for which options will be granted annually to re-elected non-employee directors by 2,500 to 10,000, (iv) remove the limitation on the total number of options to be received by each director, and (v) advance the timing of initial grants to new non-employee directors and the time at which the initial grants will become exercisable, as described herein. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding outside directors and will enable the Company to use this type of long-term incentive compensation at levels commensurate with its peers, both in its region and in its business sector. Based on a recently completed third party survey, the compensation committee advised the Board that the Board’s compensation is below standard for boards of directors of companies that are similarly situated to the Company. Accordingly, the compensation committee has recommended and the Board has adopted, subject to shareholder approval, these changes in order to make the compensation of the Company’s non-employee directors more commensurate with that of their peers. For these reasons, the Board unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

ITEM 5—AMENDMENTS TO MANAGEMENT INCENTIVE COMPENSATION PLAN

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Management Incentive Compensation Plan (the “MICP”) to (i) change the mix of cash and common shares used to pay all awards to 50% cash and 50% common shares, rather than, at the election of the recipient, up to 75% cash and 25% common shares or 75% common shares and 25% cash, (ii) advance the timing of payment of awards to a one-time award soon after the end of the relevant fiscal year, rather than three payments over three years, (iii) add the Company’s senior directors as a category of participants, and (iv) make certain other minor changes, as described herein.

The essential features of the MICP are summarized below. This summary does not purport to be complete descriptions of the MICP. Copies of actual plan documents (before giving effect to the proposed amendments) may be obtained by contacting the Secretary of the Company and have been filed with the Securities and Exchange Commission on a registration statement on Form S-8 dated and filed on August 28, 2003 (file no. 333-108306).

Description of MICP

Effective Date and Amendments.    The MICP became effective on July 1, 1993 and was amended October 27, 1993, December 31, 1998 and February 20, 2002. The Board of Directors has adopted, subject to shareholder approval, a new amendment to the MICP (the “2004 MICP Amendment”), effective January 1, 2004, as described above.

Purpose.    The purpose of the MICP is to attract and maintain a highly motivated management team that will achieve the Company’s goals and objectives, to recognize individual efforts and to encourage outstanding performance and contributions to the Company. In addition, based on a recently completed third party survey, the compensation committee advised the Board that the management team’s compensation is below standard for management teams of companies that are similarly situated to the Company. Accordingly, the compensation committee has recommended and the Board has adopted, subject to shareholder approval, these amendments in order to make the incentive compensation of the Company’s management team more commensurate with that of their peers.

Eligibility.    Officers, employees who have the title of Senior Director (as amended by the 2004 MICP Amendment), Director or Manager, and additional discretionary participants determined by the chief executive officer (“CEO”) to be critical to the achievement of the Company objectives, are eligible for participation in the MICP. The Compensation Committee or the CEO will designate in writing the employees who will participate in the MICP. Each participant must maintain eligibility and continue as an employee until the date of distribution to receive the distribution to be made on that date.

Determination of Amounts Available for Incentive Compensation.    Prior to the commencement of each fiscal year (“Plan Period”), the Compensation Committee determines the target incentive compensation pool. As soon as practicable after the end of each Plan Period, the Compensation Committee determines whether and to what extent certain Company objectives (“Company Objectives”) have been met. Company Objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. For each Plan Period, unless 70% of the Company Objectives have been met, no incentive compensation will be awarded. The target incentive compensation pool is expressed as a percentage of the aggregate annual base salaries of the participants in the MICP. The final incentive compensation pool will be determined by utilizing the method of calculation of the extent to which the Company Objectives have been met for the applicable Plan Period.

Calculation of Individual Incentive Awards.    Awards to participants will vary depending on: (i) the extent of collective achievement of Company Objectives; (ii) each participant’s employment level and base salary; and (iii) each participant’s achievement of individual objectives and ongoing performance and individual contributions towards the Company’s meeting of the Company Objectives. Company and individual performance objectives will be weighted depending upon participant level. A 20% judgment factor will be included as an individual performance measurement for all participants in the MICP.

As amended by the 2004 MICP Amendment, Company and individual performance goals for participants in the MICP are to be weighted as follows:

Participant Level	Company Objectives	Individual Objectives	Performance Objectives
Officer	50%	30%	20%
Senior Director	40%	40%	20%
Director	40%	40%	20%
Manager and Discretionary Participant	30%	50%	20%

As amended by the 2004 MICP Amendment, the bonus opportunity ranges for participants in the MICP expressed as a percentage of base salaries are as follows:

Participant Level	Minimum	Target	Maximum
Officer	12.5%	25%	37.5%
Senior Director	10%	20%	30%
Director	7.5%	15%	22.5%
Manager	5%	10%	15%
Discretionary Participant	3.5%	7%	10.5%

Each of the individual Company Objectives will be assigned a percentage reflecting its relative importance to the achievement of the overall Company Objectives, as well as target results and results reflecting best and worst case scenarios.

The performance of each participant will be rated as soon as practicable following the applicable Plan Period. The ratings for all officers will be approved by the Compensation Committee, and the ratings for all other participants will be approved by the CEO. No Incentive Compensation will be awarded for below minimum performance.

Distribution of Award.    Individual awards will be granted: (i) 50% in cash, and (ii) 50% in Common Shares based on the average market value of the Common Shares for the ten trading days prior to the date of the award. As amended by the 2004 MICP Amendment, awards will be immediately vested on the distribution date set by the Board acting in part on the advice of the CEO and the Compensation Committee, which is expected to be in February or March of the year succeeding the Plan Period.

Termination of Employment.    If a participant’s employment is terminated for any reason, on or before December 31 of any Plan Period or at any time in any subsequent year prior to the distribution date on which awards are expected to be made, the participant will forfeit all rights to awards as yet unpaid, unless the CEO determines in her/his sole discretion, that such employee should continue to participate. However, if within one year after a change in control, as defined in the MICP, a participant is involuntarily terminated or quits because his or her duties or compensation do not continue to be substantially equivalent to what they were prior to the change of control, then all awards authorized but not yet distributed shall be distributed to the participant.

Miscellaneous.    Awards may not be transferable by the participants except by will, or the laws of descent and distribution. A participant’s rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and will be subject to the claims of the participant’s creditors. Appropriate withholding will be taken from the cash portion of the awards for both the cash and share portions. The Plan will continue until modified or terminated by the Board.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the MICP. The discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the MICP.

When a participant receives cash awards, the amount received will be ordinary income to the participant and will be allowed as a deduction for federal income tax purposes to the Company. Likewise, when the participant receives Common Shares (which are fully vested), the participant will be taxed on the fair market value of the Common Shares, and this amount will be allowed as a deduction for federal income tax purposes to the Company. Any gain or loss upon the subsequent sale or exchange of the Common Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares.

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the MICP) by a public company to a “covered employee” (i.e., the chief executive officer and four other most highly compensated executive officers), to no more than $1 million. Unless an exception applies, compensation otherwise deductible in connection with awards granted under this MICP would be subject to this limit.

New Plan Benefits

If the proposed amendments to the MICP had been in effect for the last completed fiscal year, eligible participants would have received the following benefits:

NEW PLAN BENEFITS

MICP

Name and Position	Dollar Value ($) (1)	Number of Units (2)
Clarence L. Dellio (Senior Vice President and Chief Operating Officer)	$44,805	2,230 common shares

Patrick J. Scannon, M.D., Ph.D (Senior Vice President and Chief Scientific and Medical Officer)	$43,542	2,167 common shares

Peter B. Davis (Vice President, Finance and Chief Financial Officer)	$38,037	1,700 common shares

Christopher J. Margolin (Vice President, General Counsel and Secretary)	$39,387	1,684 common shares

Executive Group	$165,769	7,781 common shares

Non-Executive Officer Employee Group	$624,453	25,872 common shares

(1)	Applicable to awards distributed on March 15, 2004 (relating to performance in 2003). Prior to proposed amendments, such amounts would have been divided into two equal installments and distributed on each of March 15, 2005 and March 15, 2006.
(2)	The amounts listed in this column represent the increase in awards if these amendments are approved, the values of which are based on the closing price per share of $6.60 on December 31, 2003, as reported on The Nasdaq Stock Market and are included in Dollar Value ($).

Because Mr. Castello and the non-employee directors of the Company are not eligible to participate in the MICP, they have been omitted from the foregoing table.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to amend the MICP to (i) change the mix of cash and common shares used to pay all awards to 50% cash and 50% common shares, rather than, at the election of the recipient, up to 75% cash and 25% common shares or 75% common shares and 25% cash, (ii) advance the timing of payment of awards to a one-time award soon after the end of the relevant fiscal year, rather than three payments over three years, (iii) add the Company’s senior directors as a category of participants, and (iv) make certain other minor changes, as described herein. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to attract and retain the services of outstanding management and will enable the Company to use this type of long-term incentive compensation at levels commensurate with its peers, both in its region and in its business sector while conserving the Company’s cash resources. Based on a recently completed third party survey, the compensation committee advised the Board that the management team’s compensation is below standard for management teams of companies that are similarly situated to the Company. Accordingly, the compensation committee has recommended and the Board has adopted, subject to shareholder approval, these amendments in order to make the incentive compensation of the Company’s management team more commensurate with that of their peers. For these reasons, the Board unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

ITEM 6—APPROVAL OF ADOPTION OF CEO INCENTIVE COMPENSATION PLAN

The Board of Directors has adopted, subject to shareholder approval, the CEO Incentive Compensation Plan (the “CICP”).

The essential features of the CICP are summarized below. The following summary of the CICP is qualified in its entirety by express reference to the text of the CICP, which is attached as Annex 1 to this Proxy Statement.

Description of CICP

Purpose.    The purpose of the CICP is to actively engage the chief executive officer of the Company (“CEO”) in driving and achieving Company performance goals by providing a variable reward opportunity based on business performance. The CICP is in alignment with the Company’s growth objectives and commitment to retain and competitively compensate Company leaders. In addition, Mr. Castello has not received a salary increase or any bonus or other incentive compensation since his employment contract was executed in 1992. Based on this and a recently completed third party survey, the compensation committee advised the Board that Mr. Castello’s compensation is below standard for chief executive officers of companies that are similarly situated to the Company. The compensation committee believes that it is not appropriate, however, to include Mr. Castello in the Management Incentive Compensation Plan as he has an active role in administering that plan. Accordingly, the compensation committee has recommended and the Board has adopted, subject to shareholder approval, the CICP in order to make Mr. Castello’s compensation more commensurate with that of his peers. In addition, the compensation committee believes that the CICP may be integral to a succession plan for Mr. Castello.

Eligibility.    Only the CEO is eligible to participate in the CICP, and depending on his or her performance and that of the Company, earn incentive compensation. A person who becomes a CEO during the fiscal year will be considered for participation on a pro-rata basis.

Determination of Incentive Compensation.    The determination of the incentive compensation awarded for each fiscal year is as follows: The target award opportunity for the CEO is set at 50% of his or her base salary. As soon as practicable after the end of each fiscal year (the “Plan Period”), the compensation committee will recommend to the Board and the Board will determine whether and to what extent certain Company objectives (“Company Objectives”) have been met. Company Objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. For each Plan Period, unless 70% of the Company Objectives have been met, no incentive compensation will be awarded.

The incentive compensation will be weighted based 70% on meeting Company Objectives and 30% based on discretionary objectives. The award opportunity range for the CEO expressed as a percentage of his or her base salary is as follows: minimum award opportunity—25%; target award opportunity—50%; and maximum award opportunity—75%.

Distribution of Award.    The performance of the CEO will be rated as soon as practicable following the conclusion of the Plan Period. Distribution of incentive compensation will be established by the Board, and will generally be in February or March of the succeeding year after the Plan Period. The incentive awards will be comprised 50% of cash and 50% of common shares (based on the average market value of the common shares for the 10 trading days prior to the date of the award).

Termination of Employment.    If the CEO’s employment is terminated before December 31 of a particular year, the CEO will forfeit his or her rights to unpaid incentive compensation, unless the Board on the recommendation of the Compensation Committee determines that the CEO should continue to participate in whole or in part. The CEO must be the CEO of the Company continuously up until the date of distribution of the award. However, if within one year of a change in control, as defined in the CICP, the CEO is involuntarily terminated or quits because his or her duties or compensation do not continue to be substantially equivalent to what they were prior to the change of control, then the Compensation Committee and the Board may make a determination to award the incentive compensation notwithstanding that the CEO was not employed as CEO at the date of distribution.

Miscellaneous.    Awards may not be transferable by the CEO except by will, or the laws of descent and distribution. The CEO’s rights under the Plan may not be pledged, mortgaged, hypothecated or otherwise encumbered, and will be subject to the claims of the CEO’s creditors. Appropriate withholding will be taken from the cash portion of the awards for both the cash and share portions. The Plan will continue until modified or terminated by the Board.

Federal Income Tax Consequences

The following discussion summarizes the principal federal income tax consequences of the CICP. The discussion is based on current provisions of the Code, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof as in effect on the date hereof. The summary does not address any foreign, state or local tax consequences of participation in the CICP.

When the CEO receives cash awards, the amount received will be ordinary income to the CEO and will be allowed as a deduction for federal income tax purposes to the Company. Likewise, when the CEO receives Common Shares (which are fully vested), the CEO will be taxed on the fair market value of the Common Shares, and this amount will be allowed as a deduction for federal income tax purposes to the Company. Any gain or loss upon the subsequent sale or exchange of the Common Shares will be capital gain or loss, long-term or short-term, depending on the holding period for the Common Shares.

Section 162(m) of the Code generally limits the deductible amount of annual compensation paid (including, unless an exception applies, compensation otherwise deductible in connection with awards granted under the CICP) by a public company to a “covered employee” (i.e., the chief executive officer and four other most highly compensated executive officers), to no more than $1 million. Unless an exception applies, compensation otherwise deductible in connection with awards granted under this CICP would be subject to this limit.

New Plan Benefits

Because the benefits or amounts that will be received by or allocated to Mr. Castello under the CICP cannot be determined, no “New Plan Benefits” table has been included with respect to the CICP.

Recommendation

At the annual general meeting, the Company’s shareholders will be asked to approve the proposal to adopt the CICP. The Board of Directors believes that approval of the proposed amendment is in the best interests of the Company, its shareholders and its employees because it will assist the Company in continuing to actively engage the Company’s chief executive officer in driving and achieving Company performance goals by providing a variable reward opportunity based on business performance. In addition, Mr. Castello has not received a salary increase or any bonus or other incentive compensation since his employment contract was executed in 1992. Based on this and a recently completed third party survey, the compensation committee advised the Board that Mr. Castello’s compensation is below standard for chief executive officers of companies that are similarly situated to the Company. The compensation committee believes that it is not appropriate, however, to include

Mr. Castello in the Management Incentive Compensation Plan as he has an active role in administering that plan. Accordingly, the compensation committee has recommended and the Board has adopted, subject to shareholder approval, the CICP in order to make Mr. Castello’s compensation more commensurate with that of his peers. In addition, the compensation committee believes that the CICP may be integral to a succession plan for Mr. Castello. The plan is in alignment with the Company’s aggressive growth objectives and commitment to retain and competitively compensate Company leaders and unanimously recommends a vote “FOR” approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the votes cast at the annual general meeting on the proposal.

EQUITY COMPENSATION PLAN INFORMATION

We show below information as of December 31, 2003 on equity compensation plans under which our common shares are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders	5,551,676	$5.5122	4,699,782
Equity compensation plans not approved by security holders	15,000	$4.6990	0

Total	5,566,676	$5.5100	4,699,782

CERTAIN TRANSACTIONS

Pursuant to his employment agreement, in 1993 the Company made a loan to Dr. Scannon, its Chief Scientific and Medical Officer, Senior Vice President and a Director, in the initial amount of $290,000. See “Employment Contracts and Termination of Employment and Change-in-Control Arrangements.” On March 21, 2003, five days prior to the scheduled maturity date of the loan, the outstanding principal and interest in the amount of $100,982 were paid in full by Dr. Scannon. A total of $425,683 in principal and interest payments were received by the Company in connection with this loan.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file initial reports of ownership and changes in ownership with the SEC and The Nasdaq Stock Market. Such executive officers and directors are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based on a review of the copies of the forms furnished to the Company and written representations from the Company’s executive officers and directors, other than Messrs. Davis, Dellio and Margolin who each filed late with respect to one transaction reportable on Form 4, all persons subject to the reporting requirements of Section 16(a) filed the required reports with respect to 2003 on a timely basis.

OTHER MATTERS

The Board of Directors does not know of any matters to be presented at this annual general meeting other than those set forth in this proxy statement and in the notice accompanying this proxy statement. If other matters should properly come before the meeting, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

It is important that your Common Shares be represented at the meeting, regardless of the number of Common Shares which you hold. You are, therefore, urged to promptly execute and return the accompanying proxy in the postage prepaid envelope which has been enclosed for your convenience or appoint a proxy by telephone or through the Internet.

SHAREHOLDER PROPOSALS AND OTHER COMMUNICATIONS

A shareholder who intends to present a proposal at the 2005 meeting of shareholders must submit such proposal by November 30, 2004, to the Company for inclusion in the Company’s 2004 proxy statement and proxy card relating to such meeting. The proposal must be mailed to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. Under Bermuda law, shareholders holding not less than 5% of the total voting rights or 100 or more registered shareholders together may require the Company to give notice to shareholders of a proposal to be submitted at an annual general meeting. Generally, notice of such a proposal must be received at our registered office in Bermuda not less than six weeks before the date of the meeting and must otherwise comply with the requirements of Bermuda law.

For all other shareholder communications with the Board of Directors or a particular director, a shareholder may send a letter to the Company’s principal office, at 2910 Seventh Street, Berkeley, California 94710, Attention: Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter must identify the author as a shareholder and clearly state whether the intended recipients are all members of the Board of Directors or just certain specified individual directors.

By Order of the Board of Directors,

Christopher J. Margolin

Secretary

April 9, 2004

Berkeley, California

Annex 1

XOMA LTD.

CEO INCENTIVE COMPENSATION PLAN

I.    Introduction and Summary.

This document describes the XOMA Ltd. (“XOMA”) CEO Incentive Compensation Plan (the “Plan”), as approved by the Board of Directors of XOMA (the “Board”). The Plan becomes effective on January 1, 2004, subject to shareholder approval. Subject to the ability of the Board to terminate the Plan at any time, the Plan applies to fiscal years ending December 31, 2004 and each December 31 thereafter.

Only the Chief Executive Officer of XOMA (the “CEO”) is eligible to participate in this Plan and, depending on his or her performance and that of XOMA, earn incentive compensation (“Incentive Compensation”). (Article III contains the definitions of certain terms not otherwise defined in the places such terms first appear in this Plan.) A new CEO who becomes an employee of XOMA during a Plan Period and thereby meets the eligibility criteria for participation in the Plan will be considered for participation in the Plan on a pro-rata basis by the Compensation Committee (“Compensation Committee”) of the Board for recommendation to the Board for approval in its discretion.

After the conclusion of each applicable Plan Period, the Board will make a determination on the recommendation of the Compensation Committee as to the performance of XOMA and the CEO in meeting Company Objectives as well as individual performance objectives. The target award opportunity of the CEO is 50% of the CEO’s Base Salary (“Target Award Opportunity”). Awards to the CEO will vary depending on (1) the achievement of Company Objectives; (2) the CEO’s Base Salary; and (3) the CEO’s performance during the applicable Plan Period and expected ongoing contribution to XOMA. Awards may exceed or be lower than the Target Award Opportunity on the basis of the calculation of the extent to which XOMA’s Company Objectives have been met as set forth in Article IV.

Awards will be granted in cash and common shares of XOMA based on the average market value of the common shares for the ten trading days prior to the date of the award. Awards will be immediately vested on the distribution date set by the Board and expected to be in February or March of the year succeeding the Plan Period. The award to be paid on the distribution date will be comprised of 50% cash and 50% in common shares of XOMA based on the market value formula set forth above. The distribution date of awards under the Plan for each Plan Period is expected to be set no later than ninety days after the end of each Plan Period.

In all instances, the written provisions of the Plan and other determinations of the Board shall govern and be final.

II.    Purposes.

To actively engage the CEO in driving and achieving company performance goals by providing a variable reward opportunity based on business performance. The Plan is in alignment with XOMA’s growth objectives and commitment to retain and competitively compensate company leaders.

III.    Definitions.

For the purpose of this Plan, the following definitions will apply:

A.  Base Salary.    The term “Base Salary” means total base salary before any deferred tax reductions, excluding moving allowances, participation in clinical studies, incentive or bonus payments, imputed income due to fringe benefits such as group insurance plans or other insurance, payments in lieu of earned vacation or personal holiday, payments for financial services or taxes, and other compensatory items of this type.

B.  Company Objectives.    The term “Company Objectives” means that list of company objectives approved from time to time by the Board in its sole discretion for each Plan Period. The objectives may be based on financial goals, scientific or commercial progress, profits, return on investments or any other criteria established by the Board. The current Company Objectives, the milestones within each Company Objective and their respective relative percentage contribution to the overall Company Objectives shall be maintained by the Human Resources Department and are the same as under the Management Incentive Compensation Plan. The Required Minimum Company Objective Percentage is set forth in Article IV.

C.  Plan Period.    Subject to Article VI, the term “Plan Period” means each fiscal year ending December 31.

D.  Plan Term.    Subject to Article VI, the term “Plan Term” means the period commencing on January 1, 2004 and continuing until the termination of this Plan by the Board.

IV.    Plan Mechanics.

A.  Eligibility.    The CEO is eligible for participation in the Plan. An individual who becomes the CEO after the beginning of a Plan Period, or is promoted after the beginning of a Plan Period to the position of CEO, will be considered for participation in the Plan by the Compensation Committee for recommendation to the Board for approval in its discretion and, if approved by the Board to participate, the CEO will have his/her award pro-rated as of the date of eligibility determined by the Board.

B.  Length of Plan.    Subject to Article VI, the Plan will be effective for the Plan Term.

C.  Incentive Plan.

1.    Determination of Amounts Available for Incentive Compensation.

a.  The Target Award Opportunity for the CEO is set at 50% of the CEO’s Base Salary.

b.  As soon as practicable after the end of each Plan Period, the Compensation Committee will recommend to the Board, and the Board will determine, whether and to what extent the Company Objectives have been met. If a determination is made that XOMA has not met the Company Objectives to the extent required, the Compensation Committee may decline to recommend, and the Board may decline to award, any Incentive Compensation.

c.  For each year during the Plan Term, unless 70% of the Company Objectives (the “Required Minimum Company Objective Percentage”) have been met, no Incentive Compensation will be awarded.

d.  The final award opportunity (“Final Award Opportunity”) will be determined by utilizing the method of calculation of the extent to which XOMA’s Company Objectives have been met for the applicable Plan Period as set forth in Article IV.

2.  Calculation of Individual Incentive Awards.

a.  It is the intention of the Board that awards to the CEO shall vary depending on: (1) the extent of achievement of Company Objectives; (2) the CEO’s Base Salary; and (3) the CEO’s achievement of certain individual performance objectives to be determined from time to time by the Board in its sole discretion.

b.  Company and individual performance goals for the CEO are to be weighted as follows:

Company Objectives	Discretionary Objectives
70%	30%

c.  The award opportunity range for the CEO expressed as a percentage of the CEO’s Base Salary is as follows:

Minimum	Target	Maximum
25%	50%	75%

d.  The Company Objectives shall be assigned a percentage value or values by the Board reflecting their relative importance to the achievement of the overall Company Objectives as well as target results and results reflecting best and worst case scenarios (denominated maximum or minimum for purposes hereof). If the target results are achieved, the Target Contribution Percentage (i.e., 50% of Base Salary is awarded. If results between the target and the best case scenario are achieved, the award opportunity range is increased proportionately up to a maximum of 150% of the Target Contribution Percentage (the “Maximum Contribution Percentage”). No percentage contribution in excess of the Best Case Percentage Limitation will be awarded. Alternatively, if target results are not met but results greater than the worst case scenario are achieved, the Target Contribution Percentage will be decreased proportionately to a minimum of 50% of the Target Contribution Percentage (the “Minimum Contribution Percentage”). Achievements below the worst case scenario will result in a 0% contribution from the applicable Company Objective.

e.  The performance of the CEO will be rated as soon as practicable following the conclusion of the applicable Plan Period in the exercise of the sole discretion of the Board based on the recommendation of the Compensation Committee. If the CEO’s performance for the Plan Period is unsatisfactory, he or she will not be eligible for participation in the Plan for that Plan Period and no Incentive Compensation will be awarded for below minimum performance.

3.    Awards to CEO.

a.  Approval.    All awards will be approved following the end of a Plan Period by the Board acting on the advice of the Compensation Committee.

b.  Distribution of Incentive Awards.    The distribution dates for awards will be established by the Board. It is expected that distributions will normally be made in February or March of the succeeding year of the applicable Plan Period.

c.  Taxes and Withholding.    The CEO will bear any Federal, state, and local taxes accruing with respect to any award under the Plan. As required by law, XOMA will withhold in cash from any distributions amounts required for Federal and state withholding tax purposes. With respect to the portion of any award to be made in common shares, XOMA may withhold in cash the required amount from the cash portion of the same award, in addition to the amount required to be withheld with respect to such cash portion.

d.  Termination of participation.

i.  Subject to other provisions hereof, if the CEO’s employment is terminated for any reason, or for no reason, on or before December 31 of any Plan Period or at any time in any subsequent year prior to the distribution date on which awards with respect to any Plan Period are expected to be made, the CEO shall forfeit all rights to Incentive Compensation as yet unpaid pursuant to the Plan, unless the Board, based on the recommendation of the Compensation Committee, determines in its sole discretion that the CEO should continue to participate in whole or in part.

ii.  The CEO may elect to withdraw, without prejudice, from the Plan at any time.

e.  Eligibility for Distribution.    Subject to other provisions hereof, the CEO must be the CEO of the Company continuously from the conclusion of any Plan Period up to and including the date of distribution of the award to be eligible to receive such distribution.

f.  Change in Control Exception.    Notwithstanding any other provision hereof, if within one year after a “change in control” (as defined below) either (x) the CEO’s employment with XOMA is involuntarily terminated after the end of a Plan Year but before the distribution date of the award hereunder for such Plan Year, other than for cause, or (y) the CEO shall voluntarily terminate his or her employment with XOMA after the end of a Plan Year but before the distribution date of the award hereunder for such Plan Year, because the nature of such participant’s duties or compensation do not continue to be substantially equivalent to what they were at the time of such change in control, then the provisions hereof shall continue to apply to the former CEO with respect to such Plan Year and the Compensation Committee and the Board shall in good faith make such recommendations and determinations hereunder with respect to the former CEO as if the former CEO continued to be employed by XOMA as CEO on the date of any recommendation or determination hereunder, and on the date of distribution of the award hereunder, with respect to such Plan Year.

For the purposes of this subsection, a “change in control” shall have occurred if any person (as defined in Section 13 of the Securities Exchange Act of 1934, as amended) acquires shares of voting capital shares, (other than directly from XOMA) and thereby becomes the owner of more than 20% of XOMA’s outstanding shares of voting capital shares (on a fully diluted basis) or XOMA enters into a merger, amalgamation or other consolidation (other than one in connection with a voluntary change of corporate domicile or similar reorganization or recapitalization transaction) in which the shareholders of XOMA (as determined immediately prior to the merger, amalgamation or other consolidation) do not own at least 50% of the outstanding shares of voting capital shares of the surviving or continuing entity after the merger, amalgamation or other consolidation. Solely for the purposes of the foregoing, a termination shall be deemed to have been made for “cause” in the event the CEO is terminated for any of the following reasons:

iii.  the CEO’s continued failure to substantially perform his or her duties with XOMA, or

iv.  gross misconduct by the CEO which is materially and demonstrably injurious to XOMA or its employees.

g.  Death of CEO.    In the event of the death of the CEO while CEO after the completion of any Plan Period but prior to the distribution, the award will be made as soon as practicable to the deceased CEO’s beneficiary as indicated on the CEO’s group insurance enrollment card.

V.    No Right to Employment.

Nothing in this Plan shall give the CEO the right to continued employment by XOMA.

VI.    Plan Modification.

This Plan may be modified or terminated by the Board at any time.

VII.    Miscellaneous.

A.  Nontransferability.    Awards shall not be transferable by a participant except by will or the laws of descent and distribution. The CEO’s rights under the Plan may not be pledged, mortgaged, hypothecated, or otherwise encumbered, and shall not be subject to claims of the CEO’s creditors.

B.  Unfunded Status of Awards.    The Plan is intended to constitute an “unfunded” plan of incentive compensation. With respect to any payments not yet made to the CEO pursuant to an award, nothing contained in the Plan or any award shall give the CEO any rights that are greater than those of a general unsecured creditor of XOMA.

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